Exhibit 99.2

Idea Acquisition Corp. Announces Closing of $350 Million Initial Public Offering

LOS ANGELES, CALIF., Feb. 12, 2026 (GLOBE NEWSWIRE) -- Idea Acquisition Corp. (Nasdaq: IACOU) (the “Company”) today announced the closing of its initial public offering of 35,000,000 units at a public offering price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share.

The units are listed on The Nasdaq Global Market (“Nasdaq”) and commenced trading under the ticker symbol “IACOU” on February 11, 2026. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “IACO” and “IACOW,” respectively.

Concurrently with the closing of the initial public offering, the Company closed on a private placement of 6,000,000 warrants at a price of $1.50 per warrant, resulting in gross proceeds of $9,000,000. Idea Tender LLC, the Company’s sponsor, purchased 3,666,667 of the private placement warrants, Cantor Fitzgerald & Co. purchased 1,633,333 of the private placement warrants and Odeon Capital Group, LLC purchased 700,000 of the private placement warrants. Each private placement warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. Of the proceeds received from the consummation of the initial public offering and the simultaneous private placement of warrants, $350,000,000 (or $10.00 per unit sold in the public offering) was placed in trust.

Idea Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector or geographic region, it expects to target opportunities and companies that are operating in the software vertical that leverages large language models or other artificial intelligence tools.

Cantor Fitzgerald & Co. acted as the sole book-running manager for the offering. Odeon Capital Group LLC acted as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 5,250,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 10, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale, of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, New York, New York 10022, by email at prospectus@cantor.com, or by visiting the SEC’s website at www.sec.gov.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination and the anticipated use of the net proceeds of the initial public offering and simultaneous private placement. No assurance can be given that the net proceeds of the offering will be used as indicated, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Ryan Shea

Chief Operating Officer

Idea Acquisition Corp.

r@iacqco.com